EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Reports Results for Its Fiscal 2007 Third Quarter Ended June 30, 2007

•	3rd quarter revenue (6/30/07) increases 23% year-over-year and 12% sequentially to $44.5 million
•	4th quarter revenue (9/30/07) increases 32% year-over year to approximately $47 million
•	Fiscal 2007 annual revenue was approximately $170.0 million
•	Fiscal 2008 1st quarter revenue guidance (12/31/07) estimated at $49 million
•	Fiscal 2008 annual revenue guidance estimated at $210 - $230 million

ALBUQUERQUE, New Mexico, October 10, 2007 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced unaudited financial results for its fiscal 2007 third quarter ended June 30, 2007.  The fiscal 2006 results in this announcement include non-cash stock-based compensation charges and expenses related to the restatement of prior period financials.

Consolidated revenue for the quarter ended June 30, 2007 totaled $44.5 million.  This represents a revenue increase of approximately 23% from $36.3 million reported last year from continuing operations and an increase of approximately 12% from $39.8 million from the prior quarter.  Consolidated revenue for the nine months ended June 30, 2007 totaled $123.1 million.  This represents a revenue increase of approximately 14% from $108.2 million reported last year from continuing operations.  Both of the Company’s operating segments posted revenue increases when compared quarter-over-quarter and year-over-year.  Fiber Optics revenue for the third quarter of fiscal 2007 totaled $27.6 million, which represents an increase of 6% from $26.0 million reported last year and an increase of 5% from $26.2 million reported from the prior quarter. For the nine months ended June 30, 2007, Fiber Optics revenue increased 3% to $79.2 million from $76.8 million, as reported in the prior year. Despite reduced revenue associated within our digital fiber optics sector in the first nine months, EMCORE continues to experience a significant increase in customer demand for its CATV products, a trend that is expected to continue in fiscal 2008.  Photovoltaics revenue increased 63% for the third quarter of fiscal 2007 to $16.9 million when compared to $10.4 million reported last year, and it increased 24% from $13.6 million from the prior quarter.  For the nine months ended June 30, 2007, Photovoltaics revenue increased 40% to $43.9 million from $31.3 million, as reported in the prior year.  In September 2007, our Photovoltaics division received notice that its fiscal 2007 interim U.S. Government billing rates were approved which resulted in additional revenues of approximately $0.4 million for the first half of fiscal 2007.  This additional billing was invoiced in the September quarter.

Consolidated gross profit for the quarter ended June 30, 2007 totaled approximately $9.8 million.  Gross profit increased from $7.5 million reported last year from continuing operations and increased from $7.1 million from the prior quarter, which included a one-time inventory charge of $1.2 million.

Consolidated gross margin for the quarter ended June 30, 2007 was approximately 22%.  This represents an increase from both the 21% reported in the prior year and the 18% reported in the prior quarter.  On a segment basis, Fiber Optics gross margins were 22% and 19% for the three and nine months ended June 30, 2007, respectively.  For the quarterly period, Fiber Optics gross margin remained unchanged when compared to the prior year and increased from 16% gross margin as reported in the prior quarter.  Photovoltaics gross margins were 22% and 17% for the three and nine months ended June 30, 2007, respectively.  For the quarterly period, Photovoltaics gross margin increased from 19% gross margin as reported in the prior year and 21% gross margin from the prior quarter.

Operating expenses for the three and nine months ended June 30, 2007 totaled $23.2 million and $63.4 million, respectively.  Excluding the expenses associated with our new Solar Power division, our review of historical stock option grants, severance- and litigation-related expenses, and stock-based compensation expense (later referred to as “Adjusted Expenses”), operating expenses for the three and nine months ended June 30, 2007 totaled $13.3 million and $38.5 million, respectively.  A significant portion of the quarter-over-quarter and year-over-year increase of approximately $10.3 million and $23.8 million, respectively, in operating expenses was due to development costs incurred in our new terrestrial Solar Power division, professional fees associated with our review of historical stock option grants, and severance and patent litigation-related expenses.  Stock-based compensation expense during the three and nine months ended June 30, 2007 totaled approximately $0.8 million and $3.8 million, respectively.  For the quarterly period, this represents an increase of $1.4 million in adjusted operating expenses from $11.9 million reported in the prior year.  For the nine-month period, this represents an increase of $1.9 million in adjusted operating expenses from $36.6 million reported in the prior year.  Fiscal 2007 third quarter results included approximately $0.2 million associated with our new manufacturing facility in Langfang, China and approximately $0.4 million of operating expense associated with our April 2007 acquisition of Opticomm Corporation.

During the three and nine months ended June 30, 2007, operating expenses included approximately $2.2 million and $6.7 million, respectively related to our new Solar Power division.  As previously announced, EMCORE’s second-generation Concentrator Photovoltaic (CPV) system is expected to move from the development stage to production in the December quarter.  Operating expenses during the three and nine months ended June 30, 2007 also included approximately $3.9 million and $8.2 million, respectively, of professional fees incurred from our review of historical stock option grants.  This includes incurred costs associated with our derivative class actions suits and our convertible debt consent to amend and waiver agreement with our bondholders that was completed in April 2007.  Severance and litigation-related expenses during the three and nine months ended June 30, 2007 were approximately $2.9 million and $6.3 million, respectively.  A majority of the severance expense is related to our decision to close our New Jersey facility and relocate the Company’s Headquarters to Albuquerque, New Mexico.  The Company has also incurred significant legal expense associated with our litigation against Optium Corporation for patent infringement.

Operating loss for the three and nine months ended June 30, 2007 totaled $13.4 million and $41.0 million, respectively.  Excluding Adjusted Expenses, our operating loss for the three and nine months ended June 30, 2007 totaled $3.2 million and $15.1 million, respectively.  For the quarterly period, this represents a decrease in operating loss of $0.7 million from $4.0 million reported in the prior year.  For the nine-month period, this represents an increase of $1.1 million in operating loss from $14.0 million reported in the prior year.

Our net loss for the three and nine months ended June 30, 2007 totaled $14.5 million, or $0.28 loss per share and $41.4 million or $0.81 loss per share, respectively.  Excluding Adjusted Expenses and discontinued operations, our net loss for the three months ended June 30, 2007 totaled $4.3 million or $0.08 loss per share, an improvement of $0.02 per share from the prior year.  Excluding Adjusted Expenses and discontinued operations, our net loss for the nine months ended June 30, 2007 totaled $15.5 million or $0.30 loss per share, an improvement of $0.08 per share from the prior year.

Cash, cash equivalents and marketable securities at June 30, 2007 totaled $48.3 million, a decrease of $28.9 million from the prior quarter. The decrease was primarily due to the partial redemption and semi-annual interest payment on our convertible notes that totaled $13.8 million, the purchase of Opticomm Corporation that totaled $4.0 million, payment of professional fees incurred associated with our review of historical stock option grants, legal costs associated with our patent infringement lawsuits against Optium Corporation and various increases in net working capital requirements.

Management Discussion and Outlook:

“As expected, we experienced a much stronger second half for the Company, based on increased strength in our CATV and photovoltaics product lines.  In our fourth quarter, revenues from our datacom and telecom sectors started to recover and we continue to see sustained growth in our photovoltaics business in both the satellite and terrestrial solar power markets.  With this increase in revenue levels, we expect corresponding improvement in profitability to reach positive EPS in mid-2008.” stated Reuben F. Richards, Jr., Chief Executive Officer.

Company & Quarterly Highlights:

April 13, 2007 — Pursuant to a stock purchase agreement, EMCORE acquired privately-held Opticomm Corporation of San Diego, California, including its fiber optic video, audio and data networking business, technologies, and intellectual property.  EMCORE paid $4.0 million in cash as initial consideration for all of the shares of Opticomm. EMCORE also agreed to an additional earn-out payment based on Opticomm’s 2007 revenue.  Management anticipates that this transaction will provide approximately $7.0 million of revenue for calendar year 2007, and upon integration it is expected to be operationally profitable.  In 2006, Opticomm generated revenue of $6.3 million and had positive net income.

April 27, 2007 — EMCORE announced that its Photovoltaics division was awarded a $2.0 million contract by NASA's Jet Propulsion Laboratory (JPL) Center for the design, manufacturing, testing and delivery of fully integrated solar panels for the Mars Cruise Stage spacecraft. This spacecraft is designed to carry the Mars Science Laboratory (MSL) rover and communicate with the entry vehicle that will carry the rover to the surface of the planet. The launch of the spacecraft is planned for fall of 2009.  Scheduled for delivery in mid-2008, the Mars Cruise Stage solar panels will provide more than 1 kW end-of-life (EOL) power to the spacecraft while operating at a distance of 1.6 Astronomical Units (AU) from the sun. These panels will be powered by EMCORE's latest generation 28.5% efficiency multi-junction solar cells. Production of the solar cells and panels will take place at EMCORE's manufacturing facilities located in Albuquerque, New Mexico.

May 16, 2007 — EMCORE announced that its Photovoltaics division attained a record solar conversion efficiency of 31% for an entirely new class of advanced multi-junction solar cells optimized for space applications.  This new solar cell, referred as the Inverted Metamorphic (IMM) design is approximately one fifteenth the thickness of the conventional multi-junction solar cell, and will enable a new class of extremely lightweight, high-efficiency, and flexible solar arrays that power the next generation of spacecraft and satellites and will also form a platform of future generations of terrestrial concentrator products.

May 22, 2007 — EMCORE announced the commencement of product shipments from its recently opened low-cost manufacturing facility in China.  EMCORE’s China facility is located in an export-processing zone in Langfang City, approximately 20 miles southeast of Beijing. EMCORE China currently occupies a space of 22,000 square feet with a Class-10,000 clean room for optoelectronic device packaging. Another 60,000 square feet is available for future expansion. EMCORE will consolidate and move the manufacturing of certain cost sensitive optoelectronic device products to this facility.

August 6, 2007 — EMCORE announced that it has attained a record 39% conversion efficiency under 1000x concentrated illumination on its multi-junction solar cell products currently in high volume production. These solar cells are for terrestrial Concentrator Photovoltaic (CPV) applications.  EMCORE’s Concentrator Triple-Junction (CTJ) solar cells were designed and optimized for the most desirable system operating conditions, i.e. 500-1000x concentration, for cost effective commercial CPV systems. The record conversion efficiency of 39% was measured on 1-cm2 production concentrator solar cells and at 1000x illumination. EMCORE is currently manufacturing ultra-high efficiency CTJ cells with a variety of form factors for multiple customers and has shipped several million concentrator solar cells to CPV system manufacturers worldwide. As a part of the planned high-volume product roadmap, EMCORE’s continuing investment in technological innovation will enable the introduction of concentrator solar cell products with conversion efficiencies of greater than 40% under the high illumination operating conditions required for next generation, cost competitive CPV systems.

August 29, 2007 — EMCORE announced that it has been awarded a follow-on production order from Green and Gold Energy (GGE), Adelaide, South Australia, for 3 million solar cells for use in GGE's SunCubeTM terrestrial concentrator system. This 105 MW purchase order represents the largest procurement of concentrator solar cells in the industry to date and is a follow-on order to an initial 5 MW order placed earlier this year. All hardware ordered under this contract is to be shipped by December 2008.

August 31, 2007 — EMCORE announced the consolidation of its North American fiber optics engineering and design centers into its three main operating sites.  EMCORE's engineering facilities in Virginia, Illinois, and Northern California will be consolidated into three larger primary sites in Albuquerque, New Mexico; Alhambra, California and Warminster, Pennsylvania. The consolidation of these engineering sites will allow EMCORE to leverage resources within engineering, new product introduction, and customer service.  By consolidating facilities, EMCORE expects to realize annual cost savings of approximately $7.0 million. Production, product support, and key design personnel will be relocating to the main operating sites. Restructuring charges associated with the closure of facilities, relocation, and other costs are expected to total approximately $2.0 million.

September 28, 2007 — EMCORE announced that it expects to be compliant with the SEC and the NASDAQ in October 2007.

***

EMCORE will discuss its quarterly results on a conference call to be held on Thursday, October 11, 2007, at 9:00 a.m. ET.  To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871.  The access code for the call is 46358.  A replay of the call will be available beginning October 11, 2007 at 11:00 a.m. ET until October 18, 2007 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859, and the access code is 18767006.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE is a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets.  We have two operating segments: Fiber Optics and Photovoltaics.  EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks.  EMCORE's Photovoltaics segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells (CICs) and fully integrated solar panels.  For terrestrial applications, EMCORE offers its high-efficiency GaAs solar cells for use in solar power concentrator systems.  For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward-looking statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, (a) the Company’s unaudited results for the fourth quarter and fiscal year 2006 and our first, second and third quarters of fiscal 2007, (b) statements related to the Company’s review of its historic stock option granting practices, including statements concerning the determination of accounting adjustments and related tax and financial consequences in connection with the Special Committee’s recommendations, and (c) the timing of filing of reports with the SEC. These risks and uncertainties include, but are not limited to, (a) the difficulty of predicting quarterly and year-end financial results, (b) the finalization and audit of the Company’s fiscal year 2006 results, (c) the effects of the Company’s review of its historic stock option granting practices, including (i) risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, (ii) the possibility that the Company will not be able to file additional reports with the SEC in a timely manner, (iii) the possibility that the Company may determine that additional stock-based compensation expenses and other additional expenses be recorded in connection with affected option grants (iv) negative tax consequences arising out of the stock option review, (v) the possible delisting of the Company’s stock from the NASDAQ National Market pursuant to NASDAQ Marketplace Rule 4310(c)(14), (vi) the impact of any actions that may be required or taken as a result of such review or the NASDAQ hearing and review process, and (vii) risk of litigation arising out of or related to the Company’s stock option grants or a restatement of the Company’s financial statements, and (d) factors discussed from time to time in reports filed by the Company with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

As previously disclosed, EMCORE engaged in a voluntary review of our historical stock option grant procedures, which was conducted by a Special Committee comprised of independent members of our Board of Directors, with the assistance of independent outside counsel and accounting experts.  Based on the Special Committee’s review, we determined that our previously filed financial statements would need to be restated to reflect additional non-cash stock-based compensation expense and related tax expense.  The key findings and conclusions of the Special Committee are described in a Current Report on Form 8-K that was filed with the SEC on November 15, 2006.

The Special Committee’s conclusion that EMCORE should recognize additional compensation expense for certain stock option grants requires substantial work.  This work involves not just restatements of prior year audited financial statements, but it also impacts the preparation of our audited financial statements for our fiscal year ended September 30, 2006.  For this reason we were unable to file our Annual Report on Form 10-K for our fiscal year ended September 30, 2006 and our Quarterly Reports on Form 10-Q for our quarters ended December 31, 2006, March 31, 2007 and June 30, 2007 with the SEC within regulatory filing deadlines.  We have been working diligently to prepare the restated financial statements, and as we have publicly reported, we expect to be compliant with the SEC and the NASDAQ in October 2007.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2007 and 2006
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006 (as restated)	2007	2006 (as restated)

Revenue	$44,540	$36,323	$123,052	$108,167
Cost of revenue	34,774	28,778	100,647	86,407
Gross profit	9,766	7,545	22,405	21,760

Operating expenses:
Selling, general and administrative	15,488	7,886	41,548	25,592
Research and development	7,709	5,053	21,879	14,060
Total operating expenses	23,197	12,939	63,427	39,652

Operating loss	(13,431)	(5,394)	(41,022)	(17,892)

Other (income) expenses:
Interest income	(723)	(263)	(3,543)	(839)
Interest expense	1,254	1,331	3,776	3,987
Loss from convertible subordinated notes exchange offer	-	-	-	1,078
Loss from early redemption of convertible subordinated notes	561	-	561	-
Gain from insurance proceeds	-	-	(357)	-
Equity in net loss of unconsolidated affiliates	-	129	-	311
Foreign exchange gain	(12)	-	(12)	-
Total other expenses	1,080	1,197	425	4,537

Loss from continuing operations	(14,511)	(6,591)	(41,447)	(22,429)

Discontinued operations:
Income from discontinued operations	-	384	-	340
Gain on disposal of discontinued operations, net of tax	-	-	-	2,012
Income from discontinued operations	-	384	-	2,352

Net loss	$(14,511)	$(6,207)	$(41,447)	$(20,077)

Per share data:
Basic and diluted per share data:
Loss from continuing operations	$(0.28)	$(0.13)	$(0.81)	$(0.45)
Income from discontinued operations	-	0.01	-	0.05

Net loss	$(0.28)	$(0.12)	$(0.81)	$(0.40)

Weighted-average number of basic and diluted shares outstanding	51,043	50,430	50,974	49,336

EMCORE CORPORATION
Condensed Consolidated Balance Sheet
As of June 30, 2007 and September 30, 2006
(in thousands, except share data)
(unaudited)

	As of June 30, 2007	As of September 30, 2006 (as restated)
ASSETS
Current assets:
Cash and cash equivalents	$15,361	$22,592
Restricted cash	1,158	738
Marketable securities	32,975	101,375
Accounts receivable, net of allowance of $703 at June 30, 2007 and $552 at September 30, 2006	41,484	27,387
Receivables, related parties	332	453
Notes receivable	750	3,000
Inventory, net	28,517	23,252
Prepaid expenses and other current assets	3,877	4,518

Total current assets	124,454	183,315

Property, plant and equipment, net	55,081	55,186
Goodwill	40,846	40,447
Other intangible assets, net	5,628	4,293
Investments in unconsolidated affiliates	14,873	981
Long-term receivables, related parties	-	82
Other non-current assets, net	2,737	3,243

Total assets	$243,619	$287,547

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,047	$20,122
Accrued expenses and other current liabilities	22,706	21,382
Convertible subordinated notes, current portion	-	11,428

Total current liabilities	43,753	52,932

Convertible subordinated notes	84,951	84,516
Deferred taxes	71	-

Total liabilities	128,775	137,448

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 51,191 shares issued and 51,032 outstanding at June 30, 2007; 50,962 shares issued and 50,803 shares outstanding at September 30, 2006	442,530	436,338
Accumulated deficit	(325,603)	(284,156)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	114,844	150,099

Total liabilities and shareholders’ equity	$243,619	$287,547

Use of Non-GAAP Measures

EMCORE provides non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as severance and patent litigation-related charges, charges associated with our review of historical stock option grants and expenses incurred at our new Solar Power division because these items would make results less comparable between periods.  Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table – Operating Expenses Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006 (as restated)	2007	2006 (as restated)

Operating expenses – as reported	$23,197	$12,939	$63,427	$39,652
Adjusted Expenses:
Solar Power division expense	(2,240)	(187)	(6,713)	(312)
Stock option restatement-related expense	(3,864)	-	(8,151)	-
Severance and patent litigation-related expense	(2,943)	(13)	(6,280)	(22)
Stock-based compensation expense	(841)	(878)	(3,816)	(2,741)

Operating expenses – Non-GAAP	$13,309	$11,861	$38,467	$36,577

EMCORE CORPORATION Non -GAAP Table – Operating Loss Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006 (as restated)	2007	2006 (as restated)

Operating loss – as reported	$(13,431)	$(5,394)	$(41,022)	$(17,892)
Adjusted Expenses:
Solar Power division expense	2,240	187	6,713	312
Stock option restatement-related expense	3,864	-	8,151	-
Severance and patent litigation-related expense	2,943	13	6,280	22
Stock-based compensation expense	1,135	1,215	4,781	3,526

Operating loss – Non-GAAP	$(3,249)	$(3,979)	$(15,097)	$(14,032)

Operating loss per basic and diluted share – Non-GAAP	$(0.06)	$(0.08)	$(0.30)	$(0.28)

EMCORE CORPORATION Non -GAAP Table – Net Loss Unaudited (in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006 (as restated)	2007	2006 (as restated)

Net loss – as reported	$(14,511)	$(6,207)	$(41,447)	$(20,077)
Adjusted Expenses:
Solar Power division expense	2,240	187	6,713	312
Stock option restatement-related expense	3,864	-	8,151	-
Severance and patent litigation-related expense	2,943	13	6,280	22
Stock-based compensation expense	1,135	1,215	4,781	3,526
Income from discontinued operations	-	(384)	-	(2,352)

Net loss – Non-GAAP	$(4,329)	$(5,176)	$(15,522)	$(18,569)

Net loss per basic and diluted share – Non-GAAP	$(0.08)	$(0.10)	$(0.30)	$(0.38)

Contacts:
EMCORE Corporation
Adam Gushard - Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com